Exhibit 10.3

EXECUTION VERSION

COLLATERAL MANAGEMENT AGREEMENT

dated as of April 21, 2023

by and between

ABPCIC FUNDING IV LLC,

as Borrower

and

AB PRIVATE CREDIT INVESTORS LLC,

as Collateral Manager

THIS COLLATERAL MANAGEMENT AGREEMENT (this “Agreement”), dated as of April 21, 2023, is entered into by and between ABPCIC FUNDING IV LLC, a Delaware limited liability company (together with its successors and assigns permitted hereunder, the “Borrower”), and AB PRIVATE CREDIT INVESTORS LLC, a Delaware limited liability company (“AB Private Credit Investors” and in its capacity as Collateral Manager, and together with its successors and assigns permitted hereunder, the “Collateral Manager”).

RECITALS:

WHEREAS, pursuant to a credit agreement, dated as of the date hereof (as amended, supplemented, restated or modified from time to time, the “Credit Agreement”), by and among the Borrower, the lenders from time to time parties thereto, Natixis New York Branch, as administrative agent (together with any successor administrative agent permitted under the Credit Agreement, the “Administrative Agent”) and U.S. Bank Trust Company, National Association, as collateral agent (together with any successor collateral agent permitted under the Credit Agreement, the “Collateral Agent”) and as collateral administrator (together with any successor collateral administrator permitted under the Credit Agreement, the “Collateral Administrator”), the Lenders intend to make Loans under and as defined therein to the Borrower;

WHEREAS, following the Warehouse Closing Date the Borrower intends to pledge certain Collateral Loans, Equity Securities, Eligible Investments and certain other assets as set forth in the Credit Agreement to the Collateral Agent, for the benefit of the Secured Parties, as security for the Loans;

WHEREAS, the Borrower desires to appoint AB Private Credit Investors as the Collateral Manager to provide the services described herein and AB Private Credit Investors desires to accept such appointment;

WHEREAS, the Credit Agreement will permit the Borrower to enter into this Agreement, pursuant to which the Collateral Manager agrees to perform, on behalf of the Borrower, certain duties with respect to the acquisition, administration and disposition of Managed Assets in the manner and on the terms set forth herein and to perform such additional duties as are consistent with the terms of this Agreement and the Credit Agreement as the Borrower may from time to time reasonably request; and

WHEREAS, the Collateral Manager has the capacity to provide the services required hereby and is prepared to perform such services upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the agreements herein set forth, the parties hereto agree as follows:

Section 1. Definitions; Rules of Construction

(a)	Definitions

Capitalized terms used and not defined herein shall have the meanings set forth in the Credit Agreement or the Master Transfer Agreement (as defined in the Credit Agreement), as applicable. As used in this Agreement:

“AB Private Credit Investors” shall have the meaning set forth in the preamble.

“Administrative Agent” shall have the meaning set forth in the recitals.

“Advisers Act” shall mean the United States Investment Advisers Act of 1940, as amended.

“Agreement” shall have the meaning set forth in the preamble.

“Appointment Procedures” shall mean, with respect to the appointment of a successor Collateral Manager, the following procedures:

(A) Borrower shall, within 30 days of a Collateral Manager Termination Notice Date, propose a successor to the Collateral Manager (a “Proposed Successor”) that meets the criteria set forth in Section 12(e). If such proposal is on or following the Warehouse Closing Date the Administrative Agent shall have 30 days from the date of its receipt of the written proposal of a Proposed Successor to reject, based upon reasonable grounds, the Borrower’s proposal in writing (each such period, an “Objection Period”). If the Administrative Agent does not reject such proposed replacement in writing within such Objection Period pursuant to the immediately preceding sentence, such replacement shall be deemed to be approved. In the event any Proposed Successor is rejected in writing by the Administrative Agent, the Borrower may propose additional replacements pursuant to the foregoing process; provided that, if such additional proposed replacement has been objected to by the Administrative Agent during the applicable Objection Period in accordance with the foregoing, then (until a successor has been approved) the Borrower may continue to propose a successor Collateral Manager until the date (the “Proposal End Date”) that is 90 days after the Collateral Manager Termination Notice Date. If any Proposed Successor is approved by the Administrative Agent, then such Proposed Successor will be the new Collateral Manager upon the Proposed Successor accepting such appointment by a written assumption (pursuant to which it shall agree to be bound by the terms set forth in this Agreement) in form and substance reasonably satisfactory to the Administrative Agent and the Borrower.

(B) If no successor Collateral Manager has been appointed pursuant to clause (A) above following the Warehouse Closing Date and on or prior to the Proposal End Date, the Administrative Agent shall have the right to (i) terminate this Agreement in accordance with Section 12 or (ii) appoint a successor Collateral Manager, which appointment will not require the consent of, nor be subject to the disapproval of the Borrower.

For purposes of this definition, the Administrative Agent shall act at the direction of the Majority Lenders.

“BDC” means AB Private Credit Investors Corporation.

“Borrower” shall have the meaning set forth in the preamble.

“Cause” shall have the meaning set forth in Section 13.

“Client” means, with respect to any specified Person, any Person or account for which the specified Person acts as manager or provides investment management services or investment advice, whether or not such specified Person is an investment adviser with respect to such Person or account for purposes of the Advisers Act.

“Collateral Management Fee” shall mean the fee payable to the Servicer or successor servicer (as applicable) for services rendered in connection with the transactions contemplated herein and in the Credit Agreement, which shall be equal to one-twelfth of the product of (i) the Collateral Manager Fee Percentage multiplied by (ii) the average of the values of the Outstanding Collateral Loans on the first day and the last day of the related Due Period.

“Collateral Manager Percentage” means (a) if AB Private Credit Investors LLC or an Affiliate thereof is the Collateral Manager, 0.0% and (b) otherwise, up to 1.0%, as determined by the Administrative Agent and any successor servicer.

“Collateral Manager” shall have the meaning set forth in the preamble.

“Collateral Manager Affiliate” means (1) any director or officer of the Collateral Manager (or any Person performing a similar function), (2) any Person directly or indirectly controlling, under common control with or controlled by the Collateral Manager and (3) all current employees of the Collateral Manager (other than employees performing only clerical, administrative, support or similar functions). For the purposes of this definition “control” means the power, directly or indirectly, to direct the management or policies of a Person, whether through ownership of securities, by contract or otherwise and (i) a Person’s directors or officers are presumed to control such Person, (ii) a Person is presumed to control a corporation if such Person (a) directly or indirectly has the right to vote 25% or more of a class of the corporation’s voting securities or (b) has the power to sell or direct the sale of 25% or more of a class of the corporation’s voting securities, (iii) a Person is presumed to control a partnership if such Person has the right to receive on dissolution, or has contributed, 25% or more of the capital of such partnership, (iv) a Person is presumed to control a limited liability company if the Person (a) directly or indirectly has the right to vote 25% or more of a class of interest in such limited liability company, (b) has the right to receive on dissolution, or has contributed, 25% or more of the capital of such limited liability company or (c) is an appointed or elected manager of such limited liability company (other than an independent manager), and (v) a Person is presumed to control a trust if it is a trustee or managing agent of such trust.

“Collateral Manager Breach” shall have the meaning set forth in Section 10(a).

“Collateral Manager Party” shall have the meaning set forth in Section 10(a).

“Collateral Manager Related Person” means with respect to the Collateral Manager, without duplication, each Affiliate, each Collateral Manager Affiliate, their respective Clients and their respective partners, managers, members, shareholders, directors, officers, employees and personnel.

“Collateral Manager Termination Notice Date” shall mean (i) any date that the Collateral Manager delivers notice of its resignation pursuant to Section 12(b) and (ii) any date that the Borrower delivers notice of its decision to appoint a successor collateral manager pursuant to Section 13(c).

“Credit Agreement” shall have the meaning set forth in the recitals.

“Daily Average Collateral Loan Commitment Amount” means, for any Quarterly Payment Date, the daily average Aggregate Maximum Principal Balance of all Collateral Loans for the Due Period relating to such Quarterly Payment Date (as certified by the Collateral Manager to the Collateral Agent based on the average of the Aggregate Principal Balance of all Collateral Loans as of the reporting dates set forth in the last three Collateral Reports).

“Event of Bankruptcy” means (a) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Collateral Manager or its debts, or of all or a substantial part of its assets, under any bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of all or a receiver, trustee, custodian, sequestrator, conservator or similar official for the Collateral Manager or for all or a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days; (b) an order or decree approving or ordering any of the actions described in clause (a) shall be entered; or (c) the Collateral Manager shall: (i) be wound up or dissolved, (ii) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (iii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (a) of this definition, (iv) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Collateral Manager or for all or a substantial part of its assets, (v) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (vi) cease to be able to, or admit in writing its inability to, pay its debts as they become due and payable, or make a general assignment for the benefit of creditors or (vii) take any action for the purpose of effecting any of the foregoing.

“Indemnified Party” shall have the applicable meaning set forth in Section 10(b).

“Indemnifying Party” shall have the applicable meaning set forth in Section 10(b).

“Losses” shall mean, collectively, all costs, expenses, losses, damages, liabilities, demands, charges or claims of any kind or nature whatsoever (including reasonable attorneys’ fees and accountants’ fees and costs and expenses relating to investigating or defending any demands, charges and claims).

“Managed Assets” shall mean, collectively, the Collateral Loans, the Equity Securities, the Eligible Investments, any other Collateral and any other assets from time to time owned by the Borrower.

“Master Transfer Agreement” shall mean the Master Loan Sale and Contribution Agreement, dated as of the date hereof, between the BDC, as seller, and the Borrower, as buyer, as amended, restated, supplemented or otherwise modified from time to time.

“Objection Period” shall have the meaning set forth in the definition of Appointment Procedures.

“Personnel” shall have the meaning set forth in Section 4(e).

“Proposal End Date” shall have the meaning set forth in the definition of Appointment Procedures.

“Proposed Successor” shall have the meaning set forth in the definition of Appointment Procedures.

“Warehouse Closing Date” shall mean the date on which the Borrower enters into the Credit Agreement.

(b)	Rules of Construction

In this Agreement, unless a contrary intention appears:

(i) unless otherwise specified herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP as in effect from time to time;

(ii) unless otherwise specified herein and unless the context requires a different meaning, all terms used herein that are defined in Articles 8 and 9 of the UCC are used herein as so defined;

(iii) Section 1.3 of the Credit Agreement is hereby incorporated by reference on and after the Warehouse Closing Date;

(iv) “herein”, “hereof” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision. Unless otherwise specified, references in this Agreement to any Article, Section, Schedule or Exhibit are references to such Article or Section of, or Schedule or Exhibit to, this Agreement, and references in any Article, Section, Schedule or definition to any subsection or clause are references to such subsection or clause of such Article, Section, Schedule or definition. Unless otherwise specified, all references herein to any agreement or instrument shall be interpreted as references to such agreement or instrument as it may be amended, supplemented or restated from time to time in accordance with its terms and the terms of this Agreement and the other Loan Documents. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”;

(v) in each case herein where any payment or distribution is to be made or notice is to be given to the “Secured Parties”, such payments, distributions and notices in respect of the Lenders shall be made to the Administrative Agent;

(vi) the Administrative Agent and the Lenders shall have no rights hereunder prior to the Warehouse Closing Date; and

(vii) cross-references to any Loan Document (including the Credit Agreement, except with respect to the definitions in Section 1(a)) contained in this Agreement shall not apply until such Loan Document is entered into.

Section 2. Appointment; General Duties and Authority of the Collateral Manager

(a) AB Private Credit Investors is hereby appointed as Collateral Manager of the Borrower for the purpose of performing certain duties as specified herein and in the Credit Agreement, including directing and supervising the investment and reinvestment of Managed Assets and performing certain administrative functions on behalf of the Borrower in accordance with and subject to the applicable provisions of the Credit Agreement, this Agreement and the other Loan Documents applicable to it, including, without limitation, Section 7 and Section 9 hereof, and AB Private Credit Investors hereby accepts such appointment. The Collateral Manager shall have the power to execute and deliver all necessary and appropriate documents and instruments on behalf of the Borrower in connection with performing its obligations set forth herein.

(b) Subject to the provisions of Section 2(j), Section 5, Section 7, Section 9 and Section 10, the Collateral Manager agrees, and is hereby authorized, to provide the following services to or on behalf of the Borrower (in accordance with the terms, requirements and limitations set forth in the Credit Agreement, the Borrower’s Limited Liability Company Agreement and other Loan Documents, as applicable):

(i) selection of the Managed Assets to be acquired by the Borrower in accordance with the Master Transfer Agreement, this Agreement and the Credit Agreement;

(ii) investment and reinvestment of the Managed Assets in accordance with this Agreement and the Credit Agreement;

(iii) designation of any Principal Proceeds for reinvestment or for deposit into the Future Funding Reserve Account in accordance with this Agreement and the Credit Agreement;

(iv) disposition or tender of any Managed Asset and delivery of any instruction or certificate to the Collateral Agent, the Collateral Administrator or the Administrative Agent, as applicable, with respect thereto, in accordance with the Credit Agreement;

(v) (A) performance of investment-related duties and functions (including, without limitation, the furnishing of direction letters and certificates) as required hereunder and under the Credit Agreement with regard to purchases, sales, substitutions or other dispositions of Managed Assets and deposits in certain accounts; and (B) execution and delivery of all necessary and appropriate documents and instruments on behalf of the Borrower with respect thereto;

(vi) monitoring and keeping appropriate records of the assets that constitute the Managed Assets on an ongoing basis and provision to or on behalf of the Borrower of all reports, schedules, certificates and other data that the Borrower is required to prepare and deliver under the Credit Agreement (other than any thereof that are required to be prepared or provided by the Collateral Agent on behalf of the Borrower pursuant to the Credit Agreement), in such forms, and containing such information, required thereby, in sufficient time for such required reports, schedules, certificates and data to be reviewed and delivered by or on behalf of the Borrower to the parties entitled thereto under the Credit Agreement; provided that the Collateral Manager shall review the contents of the Collateral Reports, Payment Date Reports, instructions, statements and certificates and upon verification shall make such Collateral Reports and Payment Date Reports available to each Rating Agency then rating the Loans and notify the Collateral Agent of any comments to such reports, in each case, no later than 10 Business Days after its receipt of such reports from the Collateral Agent and with respect to the Collateral Reports and Payment Date Reports, the Collateral Manager shall notify the Collateral Agent of any discrepancies of which it has knowledge no later than five Business Days after receipt so that such discrepancies can be reconciled prior to the date such reports are due;

(vii) advising and, as applicable, directing the Collateral Agent, the Collateral Administrator or the Administrative Agent, as applicable, in connection with all actions to be taken by the Collateral Agent, the Collateral Administrator or the Administrative Agent, as applicable, at the direction of the Borrower or of the Collateral Manager, in each case subject to the applicable terms thereof and the terms hereof;

(viii) negotiating on behalf of the Borrower with prospective sellers or purchasers of Collateral Loans as to the terms relating to the purchase, sale and disposition of such Collateral Loans;

(ix) monitoring the ratings of the Collateral Loans, consulting on behalf of the Borrower with the Rating Agency at such times as may be reasonably requested by the Rating Agency and providing the Rating Agency with any information reasonably requested in connection with the Rating Agency’s monitoring of the Managed Assets and the Rating Agency’s maintenance of its ratings of the Loans, and providing to the Administrative Agent upon its request or otherwise in accordance with the Loan Documents, copies of all information provided by the Collateral Manager to the Rating Agency in connection with any Credit Estimate;

(x) subject to the calculations made by the Collateral Administrator pursuant to Section 8.9(b) of the Credit Agreement, determining compliance with the Coverage Tests;

(xi) determining whether any Collateral Loan is a Senior Secured Loan, Second Lien Loan, unsecured loan, Fixed Rate Obligation, Cov-Lite Loan, Eligible Cov-Lite Loan, DIP Loan, Revolving Collateral Loan, Delayed Funding Loan, PIK Loan, Credit Risk Loan, Discount Loan, a Current Pay Obligation, Defaulted Loan, Credit Improved Loan, Bridge Loan, Synthetic Security, Zero Coupon Loan, Real Estate Loan, Structured Finance Obligation, Step-Up Loan, Step-Down Loan, Subordinated Loan, Specified Collateral Loan and/or Equity Security (and, if necessary, determining whether any Equity Security is Margin Stock);

(xii) determining whether any Collateral Loan is a Qualified First Lien Loan;

(xiii) determining whether any investment is an Eligible Investment;

(xiv) determining the timing and amount of Borrowings to be made under the Credit Agreement (and effectuating such Borrowings, including executing and delivering Notices of Borrowing);

(xv) subject to the terms and conditions set forth in Section 5.19 of the Credit Agreement, supervising the Collateral Loans, including communicating and negotiating with Obligors, executing amendments on behalf of the Borrower, providing recommendations to the Borrower to provide consents and waivers, enforcing and collecting on the Collateral Loans and otherwise managing the Collateral Loans on behalf of the Borrower;

(xvi) directing the Administrative Agent or the Collateral Agent, as applicable, to take, or taking on behalf of the Borrower, as applicable, any appropriate actions, as agent and attorney-in-fact of the Borrower, with respect to any Managed Asset, including, without limitation and in accordance with the provisions of the Credit Agreement:

(A)

purchasing and retaining such Managed Asset (or the retention of any such Equity Security or other asset that is not Margin Stock as permitted by the Credit Agreement) and the selection of the dates for purchase;

(B)	selling or otherwise disposing of such Managed Asset, and selecting the dates for such sale or disposition as required or permitted under the Credit Agreement;

(C)	if applicable, tendering such Managed Asset pursuant to an Offer;

(D)	if applicable, consenting to or refusing to consent to any proposed amendment, modification or waiver pursuant to an Offer or otherwise;

(E)	retaining or disposing of any Managed Asset received pursuant to an Offer as permitted by the Credit Agreement;

(F)	waiving a default with respect to any Defaulted Loan;

(G)	voting to accelerate the maturity of any Defaulted Loan;

(H)

making determinations with respect to the Borrower’s exercise (including, but not limited to, any waiver, modification or variation) of any rights (including, but not limited to, voting rights and rights arising in connection with the bankruptcy or insolvency of an issuer or an Obligor or the consensual or non-judicial restructuring of the debt or equity of an issuer or an Obligor) or remedies in connection with the Collateral Loans and participating in a committee or group formed by creditors of an issuer or an Obligor under a Managed Asset;

(I)

after or in connection with a payment in full of the Obligations or in connection with any payment, prepayment or refinancing of the Loans, advising the Borrower as to when, in the view of the Collateral Manager, it would be in the best interest of the Borrower to liquidate all or any portion of the Borrower’s assets and rendering such assistance as may be necessary or required by the Borrower in connection with such liquidation or any actions necessary to effectuate a payment in full of the Obligations, payment, prepayment or refinancing of the Loans;

(J)	advising and assisting the Borrower with respect to the valuation of any Managed Asset, to the extent required or permitted by the Credit Agreement or by applicable law;

(K)

monitoring and, as required by the Credit Agreement, reporting on the performance of each entity in which the Borrower shall have invested and, where appropriate, providing advice at the policy level to the management of any entity in which the Borrower shall have invested, including in relation to the designation of members of the board of directors or similar governing body of any such entity, if applicable;

(L)	providing strategic and financial planning advice to the Borrower, including advice on utilization of assets;

(M)	obtaining tax, accounting and other professional services required by the Borrower; and

(N)

exercising any other rights or remedies with respect to any Managed Asset as provided in the Constituent Documents of the Borrower or of the issuer of or Obligor under such Managed Asset or as provided in the Related Contracts governing the terms of such Managed Asset, or the taking of any other action not inconsistent with the terms of this Agreement and the Credit Agreement that the Collateral Manager reasonably determines to be in the best interests of the Borrower;

provided that on and after the Warehouse Closing Date, notwithstanding any provisions of this Agreement, in no event shall the Collateral Manager direct the Collateral Agent, the Collateral Administrator or the Administrative Agent, as applicable, to effect, or effect on behalf of the Borrower, any purchase, sale or substitution of a Managed Asset that is not in compliance with the applicable provisions of the Credit Agreement;

(xvii) in the event that a request to draw on any Revolving Collateral Loan or Delayed Funding Loan is received (A) first directing the use of amounts on deposit in the Future Funding Reserve Account (or, prior to the Warehouse Closing Date, the account that will become the Future Funding Reserve Account) to fund such draw and (B) if sufficient funds are not then available in the Future Funding Reserve Account (or, prior to the Warehouse Closing Date, the account that will become the Future Funding Reserve Account) to cover such draw, directing the withdrawal of funds in the Collection Account (or, prior to the Warehouse Closing Date, the account that will become the Collection Account) representing Principal Proceeds in an amount so that such draw may be fully funded and (C) if the sum of the amounts then available under clause (A) and clause (B) is not sufficient to fully fund such draw, make a Borrowing by preparing (and executing and delivering, if applicable) a Notice of Borrowing for the remaining amounts needed to fund such draw, all in accordance with the provisions of this Agreement and the Credit Agreement;

(xviii) compiling and preparing certain reports on behalf of the Borrower and performing such other functions and complying with such other reporting duties and responsibilities as are provided hereunder and in the Credit Agreement;

(xix) monitoring compliance by the Borrower with the Eligibility Criteria as they relate to the acquisition of Collateral Loans; and

(xx) performing (and acting as agent of the Borrower in order to perform on behalf of the Borrower) all obligations of the Borrower under the Credit Agreement relating to investment management, servicing, administration and, reporting in connection with the Managed Assets and otherwise complying with such other duties and responsibilities expressly required of the Collateral Manager in the applicable Loan Documents.

(c) The Collateral Manager shall, and is hereby authorized to, perform its obligations hereunder and under the Credit Agreement in a manner that is consistent with the terms of the Credit Agreement.

(d) Notwithstanding anything to the contrary in this Section 2(d), none of the services performed by the Collateral Manager shall result in or be construed as resulting in an obligation to perform any of the following: (i) the Collateral Manager acting repeatedly or continuously as an intermediary in securities for the Borrower; (ii) the Collateral Manager providing investment banking services to the Borrower; (iii) the Collateral Manager having direct contact with, or actively soliciting or finding, outside investors to invest in the Borrower or (iv) the Collateral Manager authorizing or causing the disbursement of money or other assets of the Borrower, except in accordance with this Agreement or the Credit Agreement or in connection with the acquisition, sale or disposal of the Borrower’s Assets, it being understood that it is the intention of the parties that the Collateral Manager not take any action through the power of attorney granted hereby that would cause the Collateral Manager to have custody of the Borrower’s funds or securities within the meaning of Rule 206(4)-2 under the Advisers Act. Without limitation to the foregoing, in no event shall the Collateral Manager have authority to cause a disbursement (except in connection with the acquisition, sale, investment or disposal of the Assets) by the Borrower except upon the approval of the Borrower’s General Partner.

(e) The Collateral Manager shall not be bound to comply with any amendment, waiver or modification to the Credit Agreement that could reasonably be expected to adversely affect in any material respect the Collateral Manager, unless the Collateral Manager has consented thereto in writing.

(f) The Borrower acknowledges, and the Collateral Manager agrees, that the directors, officers, principals, employees, personnel, professional staff and agents of the Collateral Manager will devote such time and effort in conducting activities on behalf of the Borrower as the Collateral Manager reasonably deems appropriate to perform its duties in accordance with this Agreement and in accordance with reasonable commercial standards.

(g) In providing services hereunder, the Collateral Manager may employ third parties, including its Affiliates, to render advice (including investment advice) and assistance; provided that the Collateral Manager shall not be relieved of any of its duties hereunder regardless of the performance of any services by third parties including Affiliates, except that the Collateral Manager may, with respect to the affairs of the Borrower, consult with nationally recognized counsel and accountants in their capacity as such selected by the Collateral Manager in accordance with the Servicing Standard and shall be fully protected, in acting or failing to act hereunder if such action or inaction is taken or not taken, in each case in good faith by the Collateral Manager in accordance with the advice or opinion of such counsel or accountants and subject to the Servicing Standard.

(h) Subject to any directions of the Borrower to the Collateral Manager in writing and subject to the Credit Agreement and the provisions hereof, but subject in all cases to Section 2(j) herein, the Borrower hereby makes, constitutes and appoints the Collateral Manager, with full power of substitution (any person in favor of which such power of substitution shall be exercised being referred to as a “subattorney”), as its true and lawful agent and attorney-in-fact, with full power and authority in its name, place and stead (i) to sign, execute, certify, swear to, acknowledge, deliver, file, receive and record any and all documents, and to make any payment, which the Collateral Manager reasonably deems necessary or appropriate in connection with its duties under this Agreement and (ii) to (A) vote in its discretion any Managed Assets, (B) execute proxies, waivers, consents, amendments and other documents, instruments and certificates with respect to such Managed Assets, (C) endorse, transfer or deliver such Managed Assets and execute and deliver all transfer documentation with respect hereto, and (D) participate in or consent (or decline to consent) to any modification, work-out, restructuring, bankruptcy proceeding, class action, plan or reorganization, merger, combination, consolidation, liquidation or similar plan or transaction with regard to such Managed Assets. Notwithstanding the foregoing, it is understood that the power of attorney granted herein is in all cases and for all purposes qualified and limited by the Credit Agreement and, as such, the power of attorney granted hereby is limited rather than general. This grant of power-of-attorney is coupled with an interest and, to the extent permitted by applicable law, irrevocable, and it shall survive and not be affected by the subsequent dissolution or bankruptcy of the Borrower; provided that this grant of power of attorney shall expire, and the Collateral Manager and any subattorney shall cease to have any power to act as the Borrower’s agent or attorney-in-fact, upon termination of this Agreement or upon the removal or resignation of the Collateral Manager becoming effective in accordance with Section 12 or 13(a), as applicable. The Borrower shall execute and deliver to the Collateral Manager all such other powers of attorney, proxies, and other orders, and all such instruments, as the Collateral Manager may reasonably request for the purpose of enabling the Collateral Manager to exercise the rights and power which it is entitled to exercise pursuant to this Agreement. Each of the Collateral Manager and the Borrower shall take such other actions, and furnish such certificates, opinions and other documents, as may be reasonably requested by the other party hereto in order to effectuate the purposes of this Agreement and to facilitate compliance with applicable law and the terms of this Agreement.

(i) In furtherance of the foregoing, the Collateral Manager, on behalf of the Borrower, shall provide prompt written notification to the Borrower, the Administrative Agent, the Collateral Agent and DBRS upon a Senior Authorized Officer of the Collateral Manager becoming aware of the occurrence of a Default or an Event of Default.

(j) Notwithstanding anything in the Credit Agreement, this Agreement and the other Loan Documents applicable to it to the contrary, the Collateral Manager shall have no authority to hold (directly or indirectly), or otherwise obtain possession of, any funds or securities of the Borrower (including Managed Assets). The Collateral Manager agrees that any requests regarding the disbursement of any funds in any account must be made in accordance with the Credit Agreement. Without limiting the foregoing, the Collateral Manager shall have no authority to (i) sign checks on the Borrower’s behalf, (ii) deduct fees from any account, (iii) withdraw funds or securities from any account, or (iv) dispose of funds in any account for any purpose other than pursuant to transactions authorized by the Credit Agreement. Nothing in this Section 2(j) shall prohibit the Collateral Manager from issuing instructions to the Collateral Agent to effect or to settle any bills of sale, assignments, agreements and other instruments in connection with any acquisition, sale, investment or other disposition of any Managed Asset of the Borrower as permitted by the Credit Agreement.

Section 3. Purchase and Sale Transactions

(a) In executing transactions with respect to the Managed Assets (other than Collateral Loans originated by the BDC, which are subject to Section 3(b) below), the Collateral Manager will use commercially reasonable efforts to obtain the best execution but has no obligation to obtain the lowest purchase prices or highest sale prices available. The Collateral Manager may choose to execute transactions utilizing electronic trading platforms and may incur incidental fees as a result, if in the Collateral Manager’s reasonable business judgment, electronic execution will improve execution quality. In pursuit of best execution, the Collateral Manager may take into consideration all factors the Collateral Manager reasonably determines to be relevant, including the provision by the broker of services of value to the Collateral Manager in managing accounts for itself, its Affiliates and others. Such services may be used in connection with the other proprietary or advisory activities or investment operations of the Collateral Manager and/or its Affiliates. The Collateral Manager may aggregate sales and purchase orders placed with respect to the Borrower with similar orders being made simultaneously for itself, its Affiliates or other Clients taking into consideration the availability of purchasers or sellers, the selling or purchase price, brokerage commissions or mark-ups or mark-downs and other expenses. If any such aggregated order is not filled at the same price, such order may be allocated on an average price or spread or other appropriate basis. However, no provision in this Agreement shall require the Collateral Manager or any of its Affiliates to execute orders as part of concurrent authorizations or to aggregate sales. In the event that a sale or purchase of a Collateral Loan occurs as part of any aggregate sale or purchase order (other than Collateral Loans originated by the BDC which are subject to Section 3(b) below), the objective of the Collateral Manager shall be to allocate the executions among itself, its Affiliates and the relevant Clients in a manner reasonably believed by the Collateral Manager to be fair and equitable over time for the Clients involved (taking into account, among other factors, the constraints imposed by the Credit Agreement on the Borrower and other factors consistent with the allocation policies of the Collateral Manager and its Affiliates). The Collateral Manager and its Affiliates may also at certain times simultaneously seek to purchase or dispose of Collateral for the Borrower, themselves and/or their other Clients. Subject to applicable law and the requirements of any governing documents applicable thereto, investment opportunities sourced by the Collateral Manager (other than to Collateral Loans originated by the BDC, which are subject to Section 3(b) below) will generally be allocated to the Borrower in a manner that the Collateral Manager believes, in its reasonable business judgment, to be appropriate given factors that it believes to be relevant. The Borrower acknowledges that the determinations pursuant to this Section 3 made by the Collateral Manager or its Affiliates are subjective and represents the Collateral Manager’s or such Affiliates evaluation at the time.

(b) With respect to Collateral Loans originated by the BDC, such Collateral Loans may be offered to the Borrower and acquired by the Borrower in accordance with the Master Transfer Agreement and the Credit Agreement. The Borrower agrees that the BDC is not obligated to offer any such Collateral Loan to the Borrower.

(c) Subject to the Credit Agreement on and after the Warehouse Closing Date, and subject to applicable law, the Collateral Manager is hereby authorized to effect Client cross-transactions where the Collateral Manager causes a transaction to be effected between the Borrower and another Client advised by it or any of its Collateral Manager Affiliates, including, without limitation, other entities investing in, entering into or warehousing assets similar to the Collateral Loans. The Collateral Manager may engage in a Client cross-transaction involving the Borrower any time that the Collateral Manager believes such transaction to be fair to the Borrower and its other Client. The Borrower hereby consents to any such Client cross transactions between the Borrower and another Client of the Collateral Manager or one of its Collateral Manager Affiliates.

(d) The Borrower acknowledges and agrees that the Collateral Manager and Collateral Manager Related Persons may invest for their own accounts or for the accounts of others in obligations and other assets that would be appropriate investments for the Borrower. Such investments may be the same as or different from those made on behalf of the Borrower. The Borrower acknowledges that the Collateral Manager and Collateral Manager Related Persons may enter into, for their own accounts or for the accounts of others, credit default swaps relating to Obligors or issuers with respect to the Collateral; provided that neither the Collateral Manager nor any Collateral Manager Related Person may enter into any such credit default swap for the account of the Borrower. The Borrower understands that the Collateral Manager and Collateral Manager Related Persons may have economic interests in (including, without limitation, controlling equity interests or other equity or debt interests), be lenders to, receive payments from, render services to, engage in transactions with or have other relationships with Obligors or issuers with respect to the Managed Assets. In particular, the Collateral Manager and Collateral Manager Related Persons may make or hold investments in an Obligor’s or issuer’s securities or obligations that may be pari passu, senior or junior in ranking to an investment in such Obligor’s or issuer’s securities or obligations held by the Borrower or otherwise have interests different from or adverse to those of the Borrower. The Borrower agrees that, in the course of managing the Managed Assets held by the Borrower, subject to the Servicing Standard, the Collateral Manager may consider its relationships with other Clients (including Obligors or issuers) and Collateral Manager Related Persons. The Collateral Manager may decline to make a particular investment for the Borrower in view of such relationships. In addition, individuals who are partners, managers, members, shareholders, directors, officers, employees, personnel or agents of the Collateral Manager or of one or more Collateral Manager Related Persons may serve on boards of directors of, or otherwise have ongoing relationships with, such Obligors or issuers. As a result, such individuals may possess information relating to Obligors or issuers of Managed Assets that is (a) not known to or (b) known but restricted as to its use by the individuals at the Collateral Manager responsible for monitoring the Collateral and performing the other obligations of the Collateral Manager under this Agreement. Each of such ownership and other relationships may result in securities laws restrictions on transactions in such securities by the Borrower and otherwise create conflicts of interest for the Borrower. The Borrower acknowledges and agrees that, in all such instances, the Collateral Manager and Collateral Manager Related Persons may in their discretion make investment recommendations and decisions that may be the same as or different from those made with respect to the Borrower’s investments and they have no duty, in making or managing such investments, to act in a way that is favorable to the Borrower.

(e) The Borrower agrees that neither the Collateral Manager nor any Collateral Manager Related Person is under any obligation to offer investment opportunities of which it becomes aware to the Borrower or to account to the Borrower for (or share with the Borrower or inform the Borrower of) any such transaction or any benefit received by it from any such transaction or to inform the Borrower before purchasing any Managed Asset for its own account or offering any opportunities to purchase Managed Assets to any of its Affiliates or to other funds or Clients that the Collateral Manager or any of its Affiliates may manage or advise or to third parties. The Borrower understands that the Collateral Manager and Collateral Manager Related Persons may have, for their own accounts or for the accounts of others, portfolios with substantially the same portfolio criteria as are applicable to the Borrower. Furthermore, the Collateral Manager and each Collateral Manager Related Person may make an investment on behalf of any Client or on their own behalf without offering the investment opportunity or making any investment on behalf of the Borrower and, accordingly, investment opportunities may not be allocated among all such Clients. The Borrower acknowledges that affirmative obligations may arise in the future, whereby the Collateral Manager or Collateral Manager Related Persons may be obligated to offer certain investments to Clients before or without the Collateral Manager’s offering those investments to the Borrower. The Borrower agrees that the Collateral Manager may make investments on behalf of the Borrower in obligations that it has declined to invest in or enter into for its own account, the account of any of the Collateral Manager Related Persons or the account of any other Client.

(f) Subject to Sections 3(a) and 3(b) hereof and the Credit Agreement, as applicable, the Collateral Manager may effect transactions with the Borrower or its Affiliates in accordance with applicable law (i) on an agency basis or (ii) on a principal basis where the Collateral Manager or any of its Affiliates sells assets to or purchases assets from the Borrower on terms and at prices that would be applicable to such transaction at an arm’s-length basis with an independent third party.

Section 4. Services to Other Clients; Certain Affiliated Activities

(a) The relationship between the Collateral Manager and the Borrower as described in this Agreement permits the Collateral Manager and its Affiliates to act in multiple capacities (i.e., act as principal or agent in addition to acting on behalf of the Borrower), and, subject only to the Collateral Manager’s obligations set forth in Section 3 hereof and the Credit Agreement, to effect transactions with or for the Borrower’s account in instances in which the Collateral Manager and its Affiliates may have multiple interests. In this regard the Borrower acknowledges that the Collateral Manager and the Collateral Manager Related Persons may have multiple proprietary, advisory, transactional and financial and other interests in other Persons that invest in assets of a similar nature to those of the Borrower, and in obligations, securities, and instruments that may be purchased, sold or held for the Borrower’s account. The Collateral Manager and/or its Affiliates may originate and invest in Managed Assets on behalf of themselves and their Affiliates and act and may act as manager of and/or as adviser to Clients in investment banking, financial advisory, asset management and other capacities related to instruments that may be purchased, sold or held on the Borrower’s behalf, and the Collateral Manager and/or its Affiliates may originate obligations or securities that the Borrower may purchase, sell or hold subject to the provisions of this Agreement and of the Credit Agreement and, with respect to Collateral Loans purchased by the Borrower from the BDC, the Master Transfer Agreement. The Collateral Manager and/or its Affiliates may syndicate Collateral Loans and/or act as agent for the lenders with respect to a Collateral Loan acquired by the Borrower. The Collateral Manager expects in the future that it and/or its Affiliates will serve as manager, collateral manager, collateral servicer, investment advisor or sub-advisor for other loan financing vehicles, collateral loan obligation vehicles, structured finance vehicles, loan funds, loan separate accounts and the like. At times, these activities and activities of the Collateral Manager and/or its Affiliates for their own respective accounts may cause the Collateral Manager or its Affiliates to take actions adverse to the interests of the Borrower. Subject to applicable law and to any obligations the BDC may have as EU Retention Provider under the Retention Letter, the Collateral Manager and/or Collateral Manager Related Persons will at certain times (a) be seeking to purchase or sell securities or obligations for the Borrower while simultaneously seeking to take the same or opposite action for themselves, or their other Clients and/or (b) take short positions or enter into short credit default swaps with respect to certain Collateral or Obligors included in the Collateral; provided, that neither the Collateral Manager nor any Collateral Manager Related Person may take any such short position or enter into any such short credit default swap for the account of the Borrower. The Borrower understands that such actions may have an adverse impact on the market which the Collateral Manager seeks to access on behalf of the Borrower. The Collateral Manager and/or Collateral Manager Related Persons may give advice, and take action, with respect to any of their Clients or their respective proprietary accounts that may differ from the advice given, or may involve a different timing or nature of action taken, than with respect to any one or all of the Collateral Manager’s Clients (including the Borrower), and effect transactions for such Clients or their respective proprietary accounts at prices or rates that may be more or less favorable than the prices or rates applying to transactions effected for the Borrower.

(b) The Borrower acknowledges that the ability of the Collateral Manager and its Affiliates to effect or recommend transactions may be restricted by applicable regulatory requirements in the United States or elsewhere or by their internal policies designed to comply with such requirements. As a result, there may be periods when the Collateral Manager will not initiate or recommend certain types of transactions in certain obligations or securities on behalf of the Borrower.

(c) Nothing herein shall prevent the Collateral Manager and/or Collateral Manager Related Persons from (1) acting as principal, agent or fiduciary for other Clients in connection with obligations or securities simultaneously held by the Borrower or of the type eligible for acquisition by the Borrower or limiting any relationships the Collateral Manager and/or Collateral Manager Related Persons may have with any Obligor or issuer of any Collateral or (2) engaging, to the extent permitted by law and not prohibited by the Credit Agreement, in its or their customary business, other businesses or from rendering services of any kind to the Borrower and its Affiliates, the Collateral Agent, the Collateral Administrator, the Administrative Agent, the Lenders or any other Person. There is no limitation or restriction on the ability of the Collateral Manager or any of its Affiliates now or in the future to act as collateral manager, collateral servicer, investment advisor or sub-advisor (or in a similar role) to other Persons.

Without prejudice to the generality of the foregoing, the Collateral Manager or any Collateral Manager Related Person may, among other things:

(i) serve as shareholders, directors (whether supervisory or managing), managers, officers, employees, personnel, agents, nominees or signatories for the Borrower or any affiliate thereof, or for any Obligor or issuer or affiliate of any Obligor or issuer of any of the Managed Assets; provided, that, in the commercially reasonable opinion of the Collateral Manager, such activity will not have a material adverse effect on the Managed Assets;

(ii) receive fees for services of whatever nature rendered to the Obligor or issuer of any of the Managed Assets; provided, that with respect to such services, the Collateral Manager is not acting as an agent for the Borrower and that such activity will not (in the commercially reasonable judgment of the Collateral Manager) have a material adverse effect on the Managed Assets;

(iii) be retained to provide services unrelated to this Agreement to the Borrower or its Affiliates or to any other Person and be paid therefor;

(iv) be a secured or unsecured creditor of, or hold an equity interest in (A) the Borrower or any Affiliate thereof or (B) any Obligor or issuer of any Managed Asset;

(v) subject to Sections 3 and 5 hereof and the Credit Agreement and, with respect to Collateral Loans purchased by the Borrower from the BDC, the Master Transfer Agreement, sell any Managed Asset to, or purchase any Managed Asset from, the Borrower while acting in the capacity of principal or agent;

(vi) originate, underwrite, act as an agent with respect to, act as a distributor of or make a market in any Managed Asset;

(vii) serve as a member of any “creditors’ board” or “creditors’ committee” with respect to any Obligor or issuer with respect to any Managed Asset; and

(viii) act as manager, collateral manager, collateral servicer, investment advisor and/or sub-advisor in other corporate loan financing vehicles, collateralized loan obligation vehicles, structured finance vehicles, funds or separate accounts.

(d) The Borrower acknowledges and agrees that:

(i) the Collateral Manager and/or its Affiliates have proprietary interests in, and may manage or advise, accounts, investment funds or other Persons that have investment objectives similar or dissimilar to those of the Borrower and/or that engage in transactions in the same types of obligations and investments as the Borrower, and as a result may compete with the Borrower for appropriate investment opportunities;

(ii) issuers or Obligors of securities or obligations held by the Borrower may have publicly or privately traded securities or obligations, including securities or obligations that are senior to, or have interests different from or adverse to, the securities that are pledged to secure the Obligations, in which the Collateral Manager and/or its Affiliates may be an investor or may make a market;

(iii) the trading activities of the Collateral Manager and/or its Affiliates generally are carried out without reference to positions held by the Borrower and may have an effect on the value of the positions so held, or may result in the Collateral Manager and/or its Affiliates having an interest in the applicable Obligor or issuer adverse to that of the Borrower;

(iv) the Collateral Manager and/or its Affiliates (other than the Borrower), subject to any of the BDC’s obligations under the Retention Letter, may create, write or issue derivative instruments with respect to which the underlying obligations may be those in which the Borrower invests;

(v) the Collateral Manager, any Collateral Manager Related Person or any member of their families or a Person advised by the Collateral Manager and/or its Affiliates may have an interest in a particular transaction or in investments of the same kind or class, or investments of a different kind or class of the same issuer or Obligor, as those whose acquisition or sale the Collateral Manager may direct hereunder; and

(vi) except as may be otherwise expressly provided in any written agreement between the Collateral Manager and/or its Affiliates and the Borrower, the Collateral Manager and/or its Affiliates may obtain and keep any profits, commissions and fees accruing to them in connection with their activities as agent or principal in transactions for the Borrower’s account and other activities for themselves and other Clients and their own accounts, and the Collateral Manager’s fees as set forth in this Agreement shall not be abated thereby.

(e) In connection with their activities with the Collateral Manager, the Borrower understands that the directors, officers, employees and personnel of the Collateral Manager or of any of its Affiliates (the “Personnel”) may receive information regarding the Collateral Manager’s proposed activities or activities or proposed activities of any Obligor or any issuer of securities that is not generally available to the public. However, there will be no obligation on the part of such Personnel to make available for use by the Borrower or by any advisory accounts any information or strategies known to them or developed in connection with their advisory, proprietary or other activities. In addition, the Collateral Manager will be under no obligation to make available any research or analysis prior to its public dissemination. Furthermore, the Collateral Manager shall have no obligation to recommend for purchase or sale by the Borrower any obligation or security that the Collateral Manager or its Personnel may purchase for themselves or for any other Clients. The Borrower understands that the policies of the Collateral Manager or of its Affiliates are such that certain Personnel may have or obtain information that, by virtue of such internal policies relating to confidential communications, cannot or may not be used by the Collateral Manager on behalf of the Borrower. In addition, the Collateral Manager and Collateral Manager Related Persons, in connection with their other business activities, may acquire material non-public confidential information that may restrict the Collateral Manager from purchasing obligations or securities or selling obligations or securities for itself, for its Affiliates (including the Borrower) or for its Clients or otherwise using such information for the benefit of itself, its Affiliates or its Clients. The Collateral Manager shall have no obligation to seek to obtain any material non-public information about any Obligor or any issuer, and, if so required by applicable law, will not effect transactions for the Borrower on the basis of any material non-public information as may come into its possession.

(f) The Borrower acknowledges and agrees that, although the officers, employees and personnel of the Collateral Manager or of its Affiliates will devote as much time to the Borrower as the Collateral Manager deems necessary and appropriate, such officers, employees and personnel may have conflicts in allocating their time and services among the Borrower and the Collateral Manager’s and its Affiliates’ other Clients and proprietary accounts.

Section 5. Conflicts of Interest

In certain circumstances, the interests of the Borrower and/or the Lenders with respect to matters as to which the Collateral Manager is advising the Borrower may conflict with the interests of the Collateral Manager or of its Affiliates. The Borrower hereby acknowledges that various potential and actual conflicts of interest may exist with respect to the Collateral Manager and/or its Affiliates as described in this Agreement; provided that nothing in this Section 5 shall be construed as altering the duties of the Collateral Manager as set forth herein, in the Credit Agreement or other Loan Documents (as applicable) under applicable law.

Section 6. Records; Confidentiality

(a) The Collateral Manager shall maintain or cause to be maintained appropriate books of account and records in accordance with GAAP relating to services performed hereunder, and such books of account and records and the Related Contracts shall be accessible for inspection and copying by representatives of the Borrower, the Collateral Agent and the Administrative Agent, or their designees (at the Borrower’s expense, in the case of not more than one inspection during any fiscal year except during the continuance of an Event of Default), upon reasonable advance notice and during normal business hours, provided that (i) any expenses incurred by the Borrower hereunder shall be reasonable and documented and (ii) the Collateral Manager shall not be required to disclose any information which it is required by law or contract to keep confidential, provided further, that, rights under this Section 6(a) may be exercised by any and all of the Persons entitled to do so upon reasonable prior notice to the Collateral Manager and as often as may reasonably be desired and, except during the continuance of an Event of Default, only one such visit per annum shall be at the Borrower’s expense. The Collateral Manager shall keep confidential any and all such information obtained in connection with the services rendered hereunder and shall not disclose any such information to third parties that are not Affiliates of the Collateral Manager or the Borrower except (i) with the prior written consent of the Borrower, (ii) such information as the Rating Agency shall request in connection with the rating of the Loans and Collateral Loans or any Credit Estimate, (iii) as required by law, regulation, court order, request by a governmental regulatory agency with jurisdiction over the Collateral Manager or the rules or regulations of any self-regulating organization, body or official having jurisdiction over the Collateral Manager or as required by the rules and regulations of any stock exchange on which the Loans may be listed, (iv) to its shareholders and its professional advisors, (v) as expressly permitted in the Credit Agreement or in any other Loan Document, (vi) to the extent necessary in connection with the duties or rights of the Collateral Manager hereunder, under the Credit Agreement or under any other Loan Document, (vii) to the extent set forth in the second succeeding sentence, in connection with other transactions managed or to be managed by the Collateral Manager or its Affiliates or an assessment by others of the Collateral Manager or its Affiliates performance or investment management business or (viii) such information as shall have been publicly disclosed other than in violation of this Agreement. For purposes of this Section 6, the Lenders, prospective Lenders, the Administrative Agent, or the Collateral Agent shall in no event be considered “third parties that are not Affiliates of the Collateral Manager or the Borrower.” Notwithstanding anything to the contrary herein, the Collateral Manager and its Affiliates shall have the right to disclose the Collateral Manager’s performance with respect to the Collateral owned by the Borrower from time to time in connection with the marketing of other portfolios, funds and accounts managed or to be managed by the Collateral Manager or any of its Affiliates.

(b) Notwithstanding anything herein to the contrary, the Collateral Manager (and each of the employees, personnel, representatives, or other agents of the Collateral Manager) may disclose to any and all other Persons, without limitations of any kind, the tax treatment and tax structure of the transactions described here (including the ownership and disposition of the Loans) and all materials of any kind (including opinions or other tax analyses) that are provided to the Collateral Manager relating to such tax treatment and tax structure. However any such information relating to the tax treatment or tax structure is required to be kept confidential to the extent reasonably necessary to comply with applicable federal or state securities law. For purposes of this paragraph, the terms “tax treatment” and “tax structure” have the meaning given to such terms under U.S. Treasury Regulation Section 1.6011-4(c) and applicable state and local law.

(c) If requested by the Majority Lenders on or after the Warehouse Closing Date, the Collateral Manager agrees that representatives of the Majority Lenders (or an independent third party auditing firm selected by the Majority Lenders) shall (at the Borrower’s expense) conduct an audit and/or field examination of the Collateral Manager, at reasonable times in a manner so as to not unduly disrupt the business of the Collateral Manager, for the purpose of examining the servicing and administration of the Collateral Loans, the results of which audit and/or field examination shall be promptly provided to the Lenders; provided that no more than one such audit or field examination shall be conducted during any fiscal year of the Collateral Manager.

(d) If requested by the Administrative Agent or the Majority Lenders on or after the Warehouse Closing Date, the Collateral Manager shall participate in a meeting with the Administrative Agent and the Lenders requested pursuant to Section 5.6(c) of the Credit Agreement.

Section 7. Actions of the Collateral Manager

The Collateral Manager shall not take any action that, in its judgment, subject to the Servicing Standard, would (i) materially adversely affect the status of the Borrower for purposes of United States federal or state law or other law that, in its judgment, subject to the Servicing Standard, is applicable to the Borrower, (ii) if taken on behalf of the Borrower, not be permitted by the Borrower’s Constituent Documents, copies of which the Collateral Manager acknowledges it has received, (iii) violate any law, rule or regulation of any governmental body or agency having jurisdiction over the Borrower, including, without limitation, actions that would violate United States federal, state or other applicable securities law, the violation of which could reasonably be expected to have a Material Adverse Effect, (iv) require registration of the Borrower or the pool of Collateral as an “investment company” under the Investment Company Act, or (v) cause the Borrower to violate any provision of the Credit Agreement or any other Loan Document to which the Borrower is a party, in each case in any material respect (provided that, in and of itself, failure of the Borrower to satisfy any Coverage Tests, Collateral Quality Tests, Concentration Limitations or any other Eligibility Criteria shall not be considered such a violation). If the Collateral Manager is ordered to take any such action on behalf of the Borrower, the Collateral Manager shall promptly notify the Borrower and the Administrative Agent of the Collateral Manager’s judgment that such action would, in its reasonable business judgment, have one or more of the consequences set forth above and need not take such action, unless the Borrower again requests the Collateral Manager to do so and the Administrative Agent has consented thereto in writing. Notwithstanding any such request, the Collateral Manager need not take such action unless (1) arrangements reasonably satisfactory to it are made to insure or indemnify the Collateral Manager, its partners, members, managers, stockholders, directors, officers, employees, personnel, professional advisors and agents from any liability and expense it may incur as a result of such action and (2) if the Collateral Manager so requests in respect of a question of law, the Borrower delivers to the Collateral Manager an opinion of counsel (from outside counsel reasonably satisfactory to the Collateral Manager) that the action so requested does not violate any law, rule or regulation of any governmental body or agency having jurisdiction over the Borrower or over the Collateral Manager. Neither the Collateral Manager nor its partners, members, managers, stockholders, directors, officers, employees, personnel, professional advisors or agents shall be liable to the Borrower or any other Person, except as provided in Section 10. Notwithstanding anything contained in this Agreement to the contrary, any indemnification or insurance provided for in this Section 7, Section 10 or Section 14 shall be payable out of the Collateral in accordance with the Priority of Payments set forth in Section 9.1 of the Credit Agreement and it is acknowledged that indemnification or insurance arrangements provided for in this Section 7, Section 10 or Section 14 may not be reasonably satisfactory if the Person who would benefit therefrom does not expect sufficient funds may be available under Section 9.1 of the Credit Agreement to satisfy all contingencies. The Collateral Manager covenants that it shall comply in all material respects with all laws and regulations applicable to it in connection with the performance of its duties under this Agreement and the Credit Agreement. Notwithstanding anything in this Agreement or the Credit Agreement, the Collateral Manager shall not intentionally take any action that it knows or should be reasonably expected to know would cause a Default or an Event of Default under the Credit Agreement.

Section 8. Compensation

(a) Subject to and in accordance with the Priority of Payments and other applicable terms of the Credit Agreement, the Borrower shall pay to the Collateral Manager, for services rendered under this Agreement, the Collateral Management Fees pursuant to the Priority of Payments and payable in arrears on each Quarterly Payment Date to the extent provided in the Credit Agreement; provided that the Collateral Management Fee payable on any Quarterly Payment Date shall not include any such fee (or any portion thereof) that has been waived or deferred by the Collateral Manager. The Collateral Manager may, in its sole discretion (but shall not be obligated to), elect to waive all or any portion of the Collateral Management Fee and may defer all or a portion of the Collateral Management Fee payable to the Collateral Manager on any Quarterly Payment Date. Any such election shall be made by the Collateral Manager by delivering written notice thereof to the Collateral Agent and the Administrative Agent no later than the Calculation Date immediately prior to such Quarterly Payment Date; provided that, any such waiver (but not deferral) shall be permanent and irrevocable. Any election to waive or defer all or a portion of the Collateral Management Fee may also take the form of written standing instructions thereto; provided that such standing instructions may be rescinded by the Collateral Manager at any time except during the period between a Calculation Date and the related Quarterly Payment Date. Notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, commencing on the Closing Date and continuing at all times while AB Private Credit Investors or an Affiliate thereof is the Collateral Manager, the Collateral Manager hereby waives payment of the Collateral Management Fee in its entirety. Such waiver shall be permanent and irrevocable so long as AB Private Credit Investors or an Affiliate thereof is the Collateral Manager.

(b) Unless otherwise specified herein or in the Credit Agreement, the Collateral Manager shall be responsible for all of its ordinary expenses and costs incurred by it in the performance of its services under this Agreement; provided that the Borrower shall bear, or reimburse the Collateral Manager for, to the extent funds are available therefor in accordance with and subject to the limitations contained in the Credit Agreement, the following expenses and costs (which shall constitute “Administrative Expenses” under the Credit Agreement): (i) any fees, expenses or other amounts payable to the Rating Agency, any web service provider, and any accountants, counsel and other professional advisors engaged by the Collateral Manager on behalf of the Borrower; (ii) any reasonable, out-of-pocket costs and expenses incurred by the Collateral Manager in the performance of its obligations and exercise of its rights under this Agreement, the Credit Agreement or any other Loan Document or in connection with the Managed Assets; (iii) any reasonable fees and expenses incurred by it to employ outside lawyers, consultants or outside professionals (but not including, for the avoidance of doubt, employee salaries) reasonably necessary with respect to its obligations and rights under this Agreement, excluding, however, any such fees and expenses incurred in connection with any dispute between the Collateral Manager and the Administrative Agent or any Lender relating to this Agreement or the Credit Agreement; (iv) brokerage commissions paid on an arms-length basis, transfer fees, registration costs, taxes and other similar costs and transaction related expenses and fees arising out of transactions effected for the Borrower’s account; (v) reasonable, out-of-pocket expenses of communicating with the

Administrative Agent and/or the Lenders (including the portion of the expenses of visiting Lenders attributable to such Lenders’ lending under Credit Agreement); and (vi) any reasonable, out-of-pocket fees and expenses incurred by the Collateral Manager to employ asset pricing, asset valuation and asset rating services, and third party accounting, programming, software, data entry and other services that are retained by the Borrower or by the Collateral Manager on behalf of the Borrower in order to provide the services provided by the Collateral Manager pursuant to this Agreement.

(c) If this Agreement is terminated for any reason or the Collateral Manager resigns or is removed, then the removed Collateral Manager shall be entitled to receive any accrued and unpaid Collateral Management Fees which remain due and owing pro rata with the payment of any accrued and unpaid Collateral Management Fees to the replacement Collateral Manager, and reimbursement of reasonable expenses when payable in accordance with the Priority of Payments and prorated for any partial period elapsing from the last day of the prior Due Period to (but excluding) the effective date of such termination, resignation or removal (which shall be such day as the successor Collateral Manager has accepted its appointment in writing). Such Collateral Management Fees due to a removed Collateral Manager shall be due and payable on each Quarterly Payment Date, commencing on the first Quarterly Payment Date following the date of such termination, resignation or removal, subject to the Priority of Payments.

Section 9. Servicing Standard; Benefit of the Agreement

The Collateral Manager shall perform its duties and obligations hereunder and under the other Loan Documents in accordance with the terms of this Agreement, the other Loan Documents applicable to it and in accordance with the Servicing Standard. The Collateral Manager shall not have any obligation to perform any duties other than as specified herein and in the Credit Agreement and the other Loan Documents (as applicable).

Section 10. Limits of Collateral Manager Responsibility

(a) In rendering the services called for hereunder and under the terms of the Credit Agreement applicable to the Collateral Manager, the Collateral Manager assumes no responsibility under this Agreement other than to perform its duties and obligations hereunder and under the terms of the Credit Agreement applicable to it and, except as set forth in the next sentence, shall not be responsible for any action or inaction of the Borrower, the Collateral Agent, the Collateral Administrator or the Administrative Agent in following or declining to follow any direction or advice of the Collateral Manager. None of the Collateral Manager, its Affiliates and their respective partners, members, managers, stockholders, directors, officers, employees, personnel and agents (each an “Collateral Manager Party”) will be liable to the Borrower, the Administrative Agent, the Collateral Agent, the Lenders or any other Person for any Losses incurred (including reasonable attorneys’ and accountants’ fees and expenses), or for any decrease in the value of the Collateral as a result of, the actions taken or recommended, or for any omissions (including, with respect to the Collateral Agent, the Collateral Administrator, the Administrative Agent or any Lender, any failure to timely grant any consent requested by the Collateral Manager) by, the Collateral Manager, its Affiliates or their respective partners, members, managers, stockholders, directors, officers, employees, personnel or agents under or in connection with this Agreement or the terms of the Credit Agreement applicable to it, except that the Collateral

Manager shall be so liable as and to the extent specified in Section 10(b)(ii) for such Losses that arise (i) by reason of any act or omission of the Collateral Manager constituting bad faith, willful misconduct, gross negligence or fraud by the Collateral Manager in the performance of, or reckless disregard by the Collateral Manager with respect to, the obligations of the Collateral Manager hereunder and under the terms of the Credit Agreement applicable to the Collateral Manager as determined in a final non-appealable judgment by a court of competent jurisdiction or (ii) by any material breach of the representations and warranties of the Collateral Manager set forth in Section 16 (each, a “Collateral Manager Breach”); provided that, no Collateral Manager Party shall be liable to the Borrower, the Collateral Agent, the Collateral Administrator, the Administrative Agent, the Lenders or any other Person for any consequential (including loss of profit), indirect, special or punitive damages under this Agreement or the Credit Agreement or any other Loan Document.

(b) (i) The Borrower shall indemnify and hold harmless (the Borrower in such case, the “Indemnifying Party”) the Collateral Manager, its Affiliates and their respective partners, members, managers, stockholders, directors, officers, employees, personnel and agents (in each such case, an “Indemnified Party”) from and against any and all Losses arising out of or in connection with the issuance of the Loans, the transactions contemplated by the this Agreement, the Credit Agreement or any other Loan Document or any acts or omissions of any such Indemnified Party; provided, that the Borrower will not be liable for any Losses to the extent that such Losses are incurred as a result of any acts or omissions by any such Indemnified Party that constitute a Collateral Manager Breach.

(ii) The Collateral Manager shall indemnify and hold harmless (the Collateral Manager in such case, the “Indemnifying Party”) the Borrower, its Affiliates and their respective partners, members, managers, stockholders, directors, officers, employees and agents (any such party in each such case, the “Indemnified Party”) from and against any and all Losses arising out of or in connection with a Collateral Manager Breach; provided, that the Collateral Manager will not be liable for any Losses to the extent that such Losses are incurred as a result of any acts or omissions by such Indemnified Party that constitute bad faith, willful misconduct, gross negligence or fraud by such Indemnified Party hereunder or under the terms of any other Loan Document applicable to it. No partners, members, managers, stockholders, directors, officers, employees or agents of the Collateral Manager shall be liable for the Collateral Manager’s obligations hereunder.

(c) If for any reason the indemnity provided for in this Section 10 is unavailable, then the Indemnifying Party shall contribute to the amount paid or payable by the Indemnified Party as a result of any Losses in such proportion as is appropriate to reflect the relative benefits received by the Indemnifying Party on the one hand and the Indemnified Party on the other hand.

(d) An Indemnified Party shall (or, with respect to the Collateral Manager’s partners, members, managers, stockholders, directors, officers, employees, personnel and agents, the Collateral Manager shall cause such Indemnified Party to) within ten (10) Business Days of receiving notice thereof, notify the Indemnifying Party if the Indemnified Party receives a complaint, claim, compulsory process or other notice of any loss, claim, damage or liability giving rise to a claim for indemnification under this Section 10, but failure so to notify the Indemnifying Party or to comply with Section 10 shall not relieve such Indemnifying Party from its obligations under this Section 10 unless and to the extent that such failure results in the forfeiture by the Indemnifying Party of substantial rights and defenses.

(e) With respect to any claim made or threatened against an Indemnified Party, or compulsory process or request served upon such Indemnified Party for which such Indemnified Party is or may be entitled to indemnification under this Section 10, such Indemnified Party shall (or with respect to the Collateral Manager’s partners, members, managers, stockholders, directors, officers, employees, personnel and agents, the Collateral Manager shall cause such Indemnified Party to):

(i) at the Indemnifying Party’s expense, provide the Indemnifying Party with such information and cooperation with respect to such claim as the Indemnifying Party may reasonably require, including, but not limited to, making appropriate personnel available to the Indemnifying Party at such reasonable times as the Indemnifying Party may request;

(ii) at the Indemnifying Party’s expense, cooperate and take all such steps as the Indemnifying Party may reasonably request to preserve and protect any defense to such claim;

(iii) in the event suit is brought with respect to such claim, upon reasonable prior notice, afford to the Indemnifying Party the right, which the Indemnifying Party may exercise in its sole discretion and at its expense, to participate in the investigation, defense and settlement of such claim, and, to the extent that it shall wish, to assume the defense thereof, with counsel reasonably satisfactory to such Indemnified Party (who shall not, except with the consent of the Indemnified Party, be counsel to the Indemnifying Party), and, after notice from the Indemnifying Party to such Indemnified Party of its election so to assume the defense thereof, the Indemnifying Party shall not be liable to such Indemnified Party for any legal expenses of other counsel or any other expenses, in each case subsequently incurred by such Indemnified Party, in connection with the defense thereof unless such Indemnified Party reasonably determines that counsel selected by the Indemnifying Party has a conflict of interest due to conflicting interests of the Indemnifying Party and the Indemnified Party, in which case such Indemnifying Party shall pay the reasonable fees and disbursements of one additional counsel selected by the Indemnified Party (in addition to any local counsel) separate from its own counsel for all Indemnified Parties in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances; and

(iv) neither incur any material expense to defend against nor release or settle any such claim or make any admission with respect thereto (other than routine or incontestable admission or factual admissions the failure to make that could expose such Indemnified Party to (A) unindemnified liability or (B) any liability in respect of which, in the good faith determination of such Indemnified Party, the Indemnifying Party is unlikely to have sufficient funds available to indemnify the Indemnified Party in full (taking into account (where the Indemnifying Party is the Borrower) the Priority of Payments set forth in Section 9.1 of the Credit Agreement)) without the prior written consent of the Indemnifying Party; provided that the Indemnifying Party shall have advised such Indemnified Party that such Indemnified Party is entitled to be indemnified hereunder with respect to such claim.

(f) No Indemnified Party shall, without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, settle or compromise any claim giving rise to a claim for indemnity hereunder, or permit a default or consent to the entry of any judgment in respect thereof; provided that such Indemnified Party shall not be required to seek or obtain such consent if it determines in good faith, that the Indemnifying Party is unlikely to have sufficient funds available to indemnify it in full, taking into account (where the Indemnifying Party is the Borrower) the Priority of Payments set forth in Section 9.1 of the Credit Agreement.

(g) Notwithstanding anything to the contrary herein, no Indemnifying Party shall, without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed, settle or compromise any claim giving rise to a claim for indemnity hereunder if such settlement includes a statement as to or an admission of fault, culpability or a failure to act by or on behalf of an Indemnified Party.

(h) The Collateral Manager shall not be responsible or liable for any failure or delay in the performance of its duties and obligations under this Agreement and/or the Credit Agreement arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, pandemics, epidemics, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services.

(i) It is understood that certain provisions of this Agreement may serve to limit the potential liability of the Collateral Manager. The Borrower has had the opportunity to consult with the Collateral Manager as well as, if desired, its professional advisors and legal counsel as to the effect of these provisions. It is further understood that certain applicable laws, including applicable federal or state securities laws, may impose liability or allow for legal remedies even where the Collateral Manager has acted in good faith and that the rights under those laws may be non-waivable. Nothing in this Agreement shall, in any way, constitute a waiver or limitation of any rights which may not be so limited or waived in accordance with applicable law, including with respect to the breach of any fiduciary duty owed under Section 206 of the Advisers Act.

Section 11. No Joint Venture

The Borrower and the Collateral Manager are not partners or joint venturers with each other and nothing herein shall be construed to make them such partners or joint venturers or impose any liability as such on either of them. The Collateral Manager’s relation to the Borrower under this Agreement and as Collateral Manager under the Credit Agreement shall be deemed to be solely that of an independent contractor.

Section 12. Term; Replacement of the Collateral Manager

(a) This Agreement shall commence as of the date first set forth above and shall continue in force until the first of the following occurs: (i) the liquidation of the Collateral and the final distribution of the proceeds of such liquidation, (ii) the date on which all Obligations (other than contingent indemnification and reimbursement obligations for which no claim giving rise thereto has been asserted) have been paid in full or (iii) the termination of this Agreement in accordance with this Section 12 or Section 13.

(b) So long as it does not create a Default or Event of Default under the Credit Agreement and subject to Sections 12(c), 12(d), and 12(e), this Agreement may be terminated without cause by the Collateral Manager, and the Collateral Manager may resign, upon ninety (90) days’ prior written notice (or such shorter notice as the Borrower and, on and after the Warehouse Closing Date, the Administrative Agent may agree to in writing) to the Borrower, the Administrative Agent and the Collateral Agent.

(c) On and after the Warehouse Closing Date, promptly after its receipt of notice of any resignation or removal of the Collateral Manager, the Collateral Agent shall transmit copies of such notice to the Lenders and DBRS.

(d) No removal or resignation of the Collateral Manager will be effective unless a successor has been appointed and approved (and has accepted such appointment in writing) in accordance with the Appointment Procedures.

(e) No removal or resignation of the Collateral Manager will be effective until the appointment of a successor Collateral Manager acceptable to the Borrower that satisfies the following criteria:

(i) such successor has the ability to professionally and competently perform duties similar to those imposed upon the Collateral Manager hereunder;

(ii) such successor is legally qualified and has the capacity to act as successor to the Collateral Manager under this Agreement in the assumption of all of the responsibilities, duties and obligations of the Collateral Manager hereunder and under the terms of the Credit Agreement applicable to the Collateral Manager;

(iii) such successor has assumed in writing (in form and substance reasonably satisfactory to the Borrower and on and after the Warehouse Closing Date, the Majority Lenders), all of the responsibilities, duties and obligations of the Collateral Manager under this Agreement and on and after the Warehouse Closing Date, the Credit Agreement, and is ready and able to assume the duties of the Collateral Manager;

(iv) the appointment of such successor does not cause or result in the Borrower becoming, or require the pool of Collateral to be registered as, an investment company under the Investment Company Act or to become subject to income or withholding tax or other material adverse tax consequences that would not have been imposed but for such appointment;

(v) such successor is a registered investment adviser (or is exempt from registration, including by being a “relying adviser” with respect to a registered investment adviser), under the Advisers Act;

(vi) such successor is currently managing comparable assets as the Collateral Loans;

(vii) such successor is able to satisfy the Servicing Standard;

(viii) such successor becoming the Collateral Manager shall not cause the Borrower to become subject to U.S. federal, state or local income tax on a net basis; and

(ix) notice of the replacement of the Collateral Manager by the successor is provided in writing to DBRS.

(f) If this Agreement is terminated pursuant to this Section 12, the Collateral Manager shall provide notice of such termination to DBRS in writing and such termination shall be without any further liability or obligation of either party to the other, except as provided in Sections 12(h) and 12(i) below.

(g) Upon the later to occur of (i) expiration of the applicable notice period with respect to a removal or resignation specified in this Section 12 or Section 13, as applicable, and (ii) acceptance of its appointment by the successor Collateral Manager, all authority and power of the Collateral Manager under this Agreement, whether with respect to the Collateral or otherwise, shall automatically and without further action by any person or entity pass to and be vested in the successor Collateral Manager. The Borrower, the Administrative Agent, the Collateral Agent, the outgoing Collateral Manager and the successor shall take such action consistent with this Agreement and the terms of the Credit Agreement applicable to the Collateral Manager, as shall be necessary to effect any such succession.

(h) This Section 12(h) and Section 8 (with respect to fees accrued and expenses incurred prior to such termination) and Sections 10, 12(f), 14, 17, 21 through 24, 26 and 28 shall survive any termination of this Agreement pursuant to this Section 12 or Section 13.

(i) Notwithstanding any termination of this Agreement or the removal or resignation of the Collateral Manager, the Borrower shall remain liable for its obligations under Section 10 and the Collateral Manager shall remain liable for its obligations under Section 10 relating to any Collateral Manager Breaches arising prior to such termination, removal or resignation.

Section 13. Removal for Cause

(a) This Agreement may be terminated and the Collateral Manager may be removed, without payment to the Collateral Manager of any penalty, for Cause upon prior written notice to the Collateral Manager and DBRS by the Borrower or, on and after the Warehouse Closing Date, the Administrative Agent acting at the direction of the Majority Lenders. For purposes of determining “Cause” with respect to any such termination of the Collateral Manager, such term will mean any one of the following events:

(i) willful violation or willful breach by the Collateral Manager of any provision of this Agreement or any other Loan Document applicable to it (not including a willful and intentional breach that results from a good faith dispute regarding reasonable alternative courses of action or interpretation of instructions);

(ii) violation or breach by the Collateral Manager of any provision of this Agreement or any other Loan Document applicable to it (other than as covered by clause (i) and it being understood that failure to meet any Eligibility Criteria, Collateral Quality Test or Coverage Test is not a breach for purposes of this clause (ii)), that has or could reasonably be expected to have a Material Adverse Effect if such violation or breach is not cured by the Collateral Manager within thirty (30) days after the first to occur of (A) the actual knowledge of such violation or breach by any Senior Authorized Officer of the Collateral Manager and (B) the Collateral Manager’s receipt of notice of such violation or breach from the Borrower or any Agent;

(iii) the failure of any representation, warranty, certification or statement made or delivered by the Collateral Manager in or pursuant to this Agreement or any other Loan Document applicable to it to be correct when made, if such failure could reasonably be expected to have a Material Adverse Effect or a material adverse effect on the Collateral and no correction is made for a period of thirty (30) days after the first to occur of (A) the actual knowledge of such failure by any Senior Authorized Officer of the Collateral Manager and (B) the Collateral Manager’s receipt of notice of such failure from the Borrower or any Agent;

(iv) the occurrence of an Event of Bankruptcy;

(v) (i) the occurrence of an act by the Collateral Manager or any of its officers or managers that constitutes fraud or a criminal offense in the performance of its obligations under this Agreement or any other Loan Document applicable to it (as determined pursuant to a final adjudication by a court of competent jurisdiction), (ii) the Collateral Manager being indicted for a criminal offense related to the commercial lending or asset management business of the Collateral Manager, or (iii) any officer, director or manager of any of the Collateral Manager having responsibility for the management or administration of the Collateral or the performance by the Collateral Manager of its obligations under this Agreement or any other Loan Document being indicted for a criminal offense materially related to the business of the Collateral Manager and such officer, director or manager has not been removed from having such responsibility within ten days of such indictment;

(vi) the occurrence of any other Event of Default under the Credit Agreement that results directly from any breach by the Collateral Manager of its duties under this Agreement or any other Loan Document applicable to it;

(vii) the Borrower or the pool of Collateral has become required to be registered as an investment company under the provisions of the Investment Company Act, as a result of a material breach by the Collateral Manager in violation of this Agreement;

(viii) an assignment by the Collateral Manager in violation of Section 15; or

(ix) the occurrence of an Event of Default under Section 6.1(h) or Section 6.1(m) of the Credit Agreement.

(b) If any event listed in Section 13(a) occurs, the Collateral Manager shall give prompt written notice thereof (and in all cases within five (5) Business Days) to the Borrower, and on and after the Warehouse Closing Date, the Administrative Agent and the Collateral Agent upon a Senior Authorized Officer of the Collateral Manager’s becoming aware of the occurrence of such event.

(c) If the Collateral Manager is removed for Cause, the Borrower may choose (subject to the right of the Majority Lenders to terminate the Reinvestment Period or to accelerate the Loans and/or terminate the Commitments in accordance with the terms of the Credit Agreement), upon written notice to the Administrative Agent and the Collateral Agent if such removal is on or after the Warehouse Closing Date, to appoint a successor collateral manager in accordance with the Appointment Procedures, so long as the requirements set forth in Section 12(e) with respect to the appointment of a successor collateral manager are satisfied.

Section 14. Obligations of Resigning or Removed Collateral Manager

From and after the effective date of the resignation or removal of the Collateral Manager in accordance with this Agreement, such Collateral Manager shall not be entitled to compensation for further services hereunder, but shall, subject to the provisions of Section 8(b), be paid all compensation and expense reimbursement accrued to the effective date of resignation or removal and shall be entitled to receive any amounts owing to it under Section 10. On, or as soon as practicable after, the date any resignation or removal is effective, the Collateral Manager shall, at the Borrower’s expense:

(a) reasonably promptly deliver to the Borrower or the successor Collateral Manager, as directed by the Borrower, all property and documents of the Borrower relating to the Collateral then in the custody of the Collateral Manager and, at the Borrower’s expense, take all other actions reasonably requested by the Borrower or, following the Warehouse Closing Date, by the Administrative Agent to facilitate the transition of the successor Collateral Manager;

(b) following the Warehouse Closing Date reasonably promptly deliver to the Collateral Agent an accounting with respect to the books and records delivered to the Borrower or the successor Collateral Manager appointed pursuant to Section 12; and

(c) reasonably cooperate in any proceedings, even after its resignation or removal, that arise in connection with this Agreement or the Credit Agreement or any of the Managed Assets (excluding any such proceedings in which claims are asserted against the Collateral Manager or any affiliate of the Collateral Manager); provided that the Collateral Manager has received or has been offered indemnity and expense reimbursement reasonably acceptable to the Collateral Manager.

Section 15. Assignments; Delegation

(a) Except as otherwise provided in Section 15(b), the Collateral Manager may not assign its rights and responsibilities under this Agreement.

(b) The Collateral Manager may, without the consent of any other Person except to the extent such consent is required under the Advisers Act and without satisfying the Rating Condition, assign any of its rights or obligations under this Agreement to an Affiliate provided that such Affiliate (i) is directly or indirectly wholly owned by, and under the voting control of, AllianceBernstein, L.P., (ii) is duly qualified and (iii) has the ability to professionally and competently perform duties similar to those imposed upon the Collateral Manager pursuant to this Agreement and the other Loan Documents, (iv) has the legal right and capacity to act as Collateral Manager under this Agreement and the other Loan Documents, (v) shall not cause the Borrower or the pool of Collateral to become required to register under the provisions of the Investment Company Act, (vi) performs its obligations under this Agreement and the Loan Documents using substantially the same credit and collection policies and (vii) immediately after the assignment, employs or otherwise has the benefit of the services of the same key personnel performing the duties required under this Agreement who would have performed the duties had the assignment not occurred; provided that the Collateral Manager shall deliver prior written notice to the Rating Agency, the Administrative Agent and the Collateral Agent of any assignment to be made pursuant to this sentence; provided, further, that such action does not cause the Borrower to be subject to tax in any jurisdiction. Any such assignee under this Agreement shall, before such assignment becomes effective, execute and deliver to the Borrower, the Agents and DBRS a counterpart of this Agreement. Upon the execution and delivery of any such assignment by the assignee, and satisfaction of the foregoing conditions, the Collateral Manager will be released from further obligations pursuant to this Agreement except with respect to its obligations and agreements arising under Section 6, 9, 10, 12(f), 12(g), 17, 21 through 24, 26 and 28 in respect of acts or omissions occurring prior to such assignment and except with respect to its obligations under Section 14 after such assignment.

(c) This Agreement shall not be assigned by the Borrower without obtaining the prior written consent of the Collateral Manager and, on and after the Warehouse Closing Date, the Administrative Agent (at the direction of the Majority Lenders), except in the case of assignment by the Borrower (i) to an entity that is a successor to the Borrower permitted under the Credit Agreement, in which case such successor organization shall be bound hereunder and by the terms of said assignment in the same manner as the Borrower is bound thereunder or (ii) to the Collateral Agent as contemplated by the Granting clauses of the Credit Agreement. The Borrower may assign its rights, title and interest in (but not its obligations under) this Agreement to the Collateral Agent for the benefit of the Secured Parties pursuant to the Credit Agreement; and the Collateral Manager by its signature below agrees to, and acknowledges, such assignment. In the event of any assignment of this Agreement by the Borrower, the Borrower shall (x) use reasonable efforts to, or cause such assignee to, execute and deliver to the Collateral Manager such documents as the Collateral Manager shall consider reasonably necessary to effect fully such assignment and (y) notify the Rating Agency, the Administrative Agent and the Collateral Agent of any such assignment as soon as reasonably practicable thereafter.

(d) The Collateral Manager may perform any or all of its duties (including rendering investment advice) hereunder or under the Credit Agreement directly or by or through its Affiliates or other third parties; provided that such action does not cause the Borrower to be subject to material tax in any jurisdiction. The Collateral Manager shall exercise reasonable care in the selection of any such third parties. Any fees and expenses of any such third parties (except as otherwise provided in Section 8(b) hereof) shall be borne by the Collateral Manager. The Collateral Manager shall remain fully responsible and liable for its duties and obligations hereunder and under the Credit Agreement and no such delegation shall relieve the Collateral Manager of any liability with respect to the performance of such duties and obligations notwithstanding any delegation to any such third party. Performance by any such third party of any of the duties of the Collateral Manager hereunder or under the Credit Agreement shall be deemed to be performance thereof by the Collateral Manager.

(e) Notwithstanding anything to contrary contained in this Section 15, the Collateral Manager shall not be required to obtain the consent of any Person or satisfy the Rating Condition with respect to a change of control transaction that is deemed to be an assignment within the meaning of Section 202(a)(1) of the Advisers Act at the time of any such transaction; provided that, if the Collateral Manager is a Registered Investment Adviser, the Collateral Manager shall if required by applicable law and otherwise in its discretion may obtain the consent of the Borrower in a manner consistent with SEC staff interpretations of Section 205(a)(2) of the Advisers Act, to any such transaction. For the avoidance of doubt, consent by the Borrower shall be presumed to be granted should the Borrower fail to object within a reasonable period following appropriate notice by the Collateral Manager of an actual, potential or intended change of control transaction.

Section 16. Representations and Warranties

(a) The Borrower hereby represents and warrants to the Collateral Manager as of the date hereof as follows:

(i) the Borrower is a limited liability company duly organized and validly existing under the laws of the State of Delaware, with full power and authority to own and operate its assets and properties, conduct the business in which it is now engaged and to execute and deliver and perform its obligations under this Agreement and the other Loan Documents to which it is a party;

(ii) the Borrower is in good standing in the State of Delaware. The Borrower is duly qualified to do business and, to the extent applicable, is in good standing in each other jurisdiction in which the nature of its business, assets and properties, including the performance of its obligations under this Agreement, the other Loan Documents to which it is a party and its Constituent Documents to which it is a party, requires such qualification, except where the failure to be so qualified or in good standing could not reasonably be expected to have a Material Adverse Effect;

(iii) the execution and delivery by the Borrower of, and the performance of its obligations under, the Loan Documents to which it is a party and the other instruments, certificates and agreements contemplated thereby are within its powers and have been duly authorized by all requisite action by it and have been duly executed and delivered by it and constitute its legal, valid and binding obligations enforceable against it in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally or general principles of equity, regardless of whether considered in a proceeding in equity or at law;

(iv) none of the execution and delivery by the Borrower of this Agreement or the other Loan Documents to which it is a party, the consummation of the transactions herein or therein contemplated, or performance and compliance by it with the terms, conditions and provisions hereof or thereof, will (i) conflict with, or result in a breach or violation of, or constitute a default under its Constituent Documents, (ii) conflict with or contravene (A) any applicable law, (B) any indenture, agreement or other contractual restriction binding on or affecting it or any of its assets, including any Related Contract, or (C) any order, writ, judgment, award, injunction, decree, rule or regulation binding on or affecting it from any court or regulatory, administrative or governmental agency, body or authority or arbitrator having or asserting jurisdiction over the Borrower or any of its assets or properties or (iii) result in a breach or violation of, or constitute a default under, or permit the acceleration of any obligation or liability in, or but for any requirement of the giving of notice or the passage of time (or both) would constitute such a conflict with, breach or violation of, or default under, or permit any such acceleration in, any contractual obligation or any agreement or document to which it is a party or by which it or any of its assets are bound (or to which any such obligation, agreement or document relates);

(v) no order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any governmental or public body or authority, or any subdivision thereof, is required to authorize, or is required in connection with the execution, delivery and performance of any Loan Document to which the Borrower is a party or the consummation of any of the transactions contemplated thereby other than those that have already been duly made or obtained and remain in full force and effect or those recordings and filings in connection with the Liens granted to the Collateral Agent under the Loan Documents, except for any order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption, that, if not obtained, would not, either individually or in the aggregate reasonably be expected to have a Material Adverse Effect;

(vi) the Borrower has duly observed and complied with all applicable laws, including the Securities Act and the Investment Company Act, relating to the conduct of its business and its assets except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect. The Borrower has preserved and kept in full force and effect its legal existence. The Borrower has preserved and kept in full force and effect its rights, privileges, qualifications and franchises, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect;

(vii) the Borrower is not required to register as an “investment company” under the Investment Company Act;

(viii) such Person acknowledges receipt of the Collateral Manager’s Form ADV, Part 2A at or prior to execution of this Agreement, as well as Part 2B reflecting relevant Collateral Manager personnel, as required by the Advisers Act. Such Person acknowledges such Form ADV, Part 2A includes a description of the Collateral Manager’s proxy voting policies. Such Person understands that it may receive a copy of such proxy voting policies as well as information as to how the Collateral Manager has voted proxies, if any, related to securities held by such Person by contacting the Collateral Manager; and

(ix) true and complete copies of the Credit Agreement and each other Loan Document to which it is a party and all other documents contemplated therein and the Borrower’s Constituent Documents have been or, no later than the Warehouse Closing Date, will be delivered to the Collateral Manager and the Borrower agrees to deliver a true and complete copy of each amendment to the documents referred to in this Section 16(a)(ix) to the Collateral Manager as promptly as practicable after its adoption or execution.

(b) The Collateral Manager hereby represents and warrants to the Borrower as of the date hereof as follows:

(i) the Collateral Manager is a limited liability company duly organized and validly existing under the laws of the State of Delaware, with full power and authority to own and operate its assets and properties, conduct the business in which it is now engaged and to execute and deliver and perform its obligations under this Agreement and the other Loan Documents to which it is a party;

(ii) the Collateral Manager is in good standing in the State of Delaware. The Collateral Manager is duly qualified to do business and, to the extent applicable, is in good standing in each other jurisdiction in which the nature of its business, assets and properties, including the performance of its obligations under this Agreement, the other Loan Documents to which it is a party and its Constituent Documents to which it is a party, requires such qualification, except where the failure to be so qualified or in good standing would not have a material adverse effect on the business operations, assets or financial condition of the Collateral Manager and could not reasonably be expected to have a material adverse effect on the validity or enforceability of this Agreement or the provisions of the Credit Agreement or any other Loan Document applicable to the Collateral Manager, or the performance by the Collateral Manager of its duties hereunder or thereunder;

(iii) the execution and delivery by the Collateral Manager of, and the performance of its obligations under, the Loan Documents to which it is a party and the other instruments, certificates and agreements contemplated thereby are within its powers and have been duly authorized by all requisite action by it and have been duly executed and delivered by it and constitute its legal, valid and binding obligations enforceable against it in accordance with their respective terms, subject, as to enforcement, (A) to the effect of bankruptcy, insolvency or similar laws affecting generally the enforcement of creditors’ rights as such laws would apply in the event of any bankruptcy, receivership, insolvency or similar event applicable to the Collateral Manager and (B) to general equitable principles (whether enforceability of such principles is considered in a proceeding at law or in equity);

(iv) none of the execution and delivery by the Collateral Manager of this Agreement or the other Loan Documents to which it is a party, the consummation of the transactions herein or therein contemplated, or performance and compliance by it with the terms, conditions and provisions hereof or thereof, will (i) conflict with, or result in a breach or violation of, or constitute a default under its Constituent Documents, (ii) conflict with or contravene (A) any applicable law, (B) any indenture, agreement or other contractual restriction binding on or affecting it or any of its assets, including any Related Contract, or (C) any order, writ, judgment, award, injunction, decree, rule or regulation binding on or affecting it from any court or regulatory, administrative or governmental agency, body or authority or arbitrator having or asserting jurisdiction over the Collateral Manager or any of its assets or properties or (iii) result in a breach or violation of, or constitute a default under, or permit the acceleration of any obligation or liability in, or but for any requirement of the giving of notice or the passage of time (or both) would constitute such a conflict with, breach or violation of, or default under, or permit any such acceleration in, any contractual obligation or any agreement or document to which it is a party or by which it or any of its assets are bound (or to which any such obligation, agreement or document relates), in each case which would have a material adverse effect on the business, operations, assets or financial condition of the Collateral Manager or that would reasonably be expected to adversely affect in a material manner its ability to perform its obligations hereunder and under the Credit Agreement and any other Loan Document applicable to it;

(v) no order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any governmental or public body or authority, or any subdivision thereof, is required to authorize, or is required in connection with the execution, delivery and performance of any Loan Document to which the Collateral Manager is a party or the consummation of any of the transactions contemplated thereby other than those that have already been duly made or obtained and remain in full force and effect or those recordings and filings in connection with the Liens granted to the Collateral Agent under the Loan Documents, except for any order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption, that, if not obtained, would not, either individually or in the aggregate reasonably be expected to have a Material Adverse Effect;

(vi) the Collateral Manager has duly observed and complied with all applicable laws relating to the conduct of its business and its assets except where the failure to do so could not reasonably be expected to result in a material adverse effect upon the performance by the Collateral Manager of its duties under, or on the validity or enforceability of this Agreement and the provisions of the Credit Agreement and any other Loan Document applicable to the Collateral Manager or could reasonably be expected to constitute “Cause” hereunder. The Collateral Manager has preserved and kept in full force and effect its legal existence. The Collateral Manager has preserved and kept in full force and effect its rights, privileges, qualifications and franchises, except where the failure to do so could not reasonably be expected to result in a material adverse effect on the business, operations, assets or financial condition of the Collateral Manager or on the validity of enforceability of this Agreement or the provisions of the Credit Agreement or any other Loan Document applicable to the Collateral Manager, or the performance by the Collateral Manager of its duties hereunder or thereunder;

(vii) there is no charge, investigation, action, suit or proceeding before any court, exchange or regulatory agency pending or, to the actual knowledge of the Collateral Manager, threatened, that in either case would have a material adverse effect upon the performance by the Collateral Manager of its duties under this Agreement;

(viii) to the Collateral Manager’s knowledge, no event constituting Cause hereunder has occurred and is continuing and no event that with the giving of notice or passage of time would become an event constituting Cause has occurred or is continuing and no such event would occur as a result of its entering into or performing its obligations under this Agreement;

(ix) as of the date hereof, the Collateral Manager is a registered investment adviser under the Advisers Act; and

(x) the Collateral Manager possesses all necessary resources (including access to personnel) required to perform its obligations under this Agreement in accordance with the Servicing Standard.

Section 17. Non-Petition; Limited Recourse

The Collateral Manager shall continue to serve as Collateral Manager under this Agreement notwithstanding that the Collateral Manager shall not have received amounts due it under this Agreement because sufficient funds were not then available hereunder to pay such amounts in accordance with the Priority of Payments. The Collateral Manager hereby agrees that it shall not institute against, or join, cooperate with or encourage any other Person in instituting against, the Borrower for any reason whatsoever, including, without limitation, the non-payment to the Collateral Manager of any amounts due to it hereunder, any bankruptcy, reorganization, receivership, arrangement, insolvency, moratorium or liquidation proceedings or other proceedings under United States federal or state bankruptcy or similar laws until at least one year and one day or, if longer, the applicable preference period then in effect plus one day, after the payment in full of the Loans, the termination of all Commitments under the Credit Agreement and the payment of all amounts owing in respect of securities issued in connection with a collateralized loan obligation, if any; provided that nothing in this Section 17 shall preclude, or be deemed to stop, the Collateral Manager (A) from taking any action prior to the expiration of the applicable aforementioned period in (x) any case or proceeding voluntarily filed or commenced by the Borrower or (y) any involuntary insolvency proceeding filed or commenced against the Borrower by a Person other than the Collateral Manager or (B) from commencing against the Borrower or any properties of the Borrower any legal action which is not a bankruptcy, reorganization, receivership, arrangement, insolvency, moratorium or liquidation proceeding or other proceeding under United States federal or state bankruptcy or similar laws. The Collateral Manager hereby acknowledges and agrees that the Borrower’s obligations hereunder will be solely the limited liability company obligations of the Borrower, and that the Collateral Manager will not have any recourse to any of the officers, directors, employees, personnel, shareholders, affiliates, members, managers, agents, partners, principals, incorporators or agents of the Borrower, its Affiliates or their respective successors or assigns with respect to any claims, losses, damages, liabilities, indemnities or other obligations in connection with any transactions contemplated hereby. Notwithstanding any other provision of this Agreement or any other Loan Document, recourse in respect of any obligations of the Borrower hereunder will be limited to the Collateral as applied in accordance with the Priority of Payments and, on the exhaustion thereof in accordance with the terms of the Credit Agreement, all obligations of and all claims against the Borrower arising from this Agreement or any transactions contemplated hereby shall be extinguished and shall not thereafter revive. The provisions of this Section 17 shall survive the termination of this Agreement for any reason whatsoever.

Section 18. Notices

Unless expressly provided otherwise herein, all notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be personally delivered or sent by registered, certified or express mail, postage prepaid, or by facsimile transmission, or be prepaid courier service, or by electronic mail, and shall be deemed to be given for purposes of this Agreement on the day that such writing is received by the intended recipient thereof in accordance with the provisions of this Section 18 at their respective address, facsimile number or email address as set forth below (or at such other notice address as any of the Persons below may notify all of the other Persons below as their new or additional notice address in writing):

(a) If to the Borrower:

AB Private Credit Investors LLC

1345 Avenue of the Americas

New York, New York 10105

Email: wesley.raper@alliancebernstein.com

Telephone: (512) 721-2925

With a copy to:

AB Private Credit Investors LLC

1345 Avenue of the Americas

New York, NY 10105

Attention: Wesley Raper

Email: wesley.raper@alliancebernstein.com

Telephone: (512) 721-2925

(b) If to the Collateral Manager:

AB Private Credit Investors LLC

405 Colorado St, Suite 1500

Austin, TX 78701

Attention: Wesley Raper

Email: wesley.raper@abglobal.com

Telephone: (512) 721-2925

(c) If to the Administrative Agent:

Natixis, New York Branch

1251 Avenue of the Americas

New York, New York 10020

Attention: Yazmin Vasconez

Tel. (212)-891-6176

Email: adminagency@natixis.com and scsgnotices@natixis.com

(d) If to the Collateral Agent:

U.S. Bank Trust Company, National Association

Global Corporate Trust

214 North Tryon Street

Charlotte, NC 28202-1078

Reference: ABPCIC Funding IV LLC

Tel. (704) 335-2444

Email: christopher.simanic@usbank.com

(e) If to DBRS:

DBRS, Inc.

US Structured Credit

140 Broadway, 43rd Floor

New York, NY 10005

Phone: +1 (212) 806-3277

Email: CDO_Surveillance@morningstar.com

Any party may change the address or fax number to which communications or copies directed to such party are to be sent by giving notice to the other parties of such change of address or fax number in conformity with the provisions of this Section 18 for the giving of notice.

Section 19. Binding Nature of Agreement; Successors and Assigns

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and permitted assigns as provided herein.

Section 20. Entire Agreement; Amendment

This Agreement, the Credit Agreement and the other Loan Documents contain the entire agreement and understanding among the parties hereto with respect to the subject matter hereof, and supersede all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof and thereof. The express terms hereof and thereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof. This Agreement may not be modified or amended other than by an agreement in writing executed by the parties hereto and on and after the Warehouse Closing Date with the consent of the Majority Lenders, provided, that, notwithstanding the foregoing, the Borrower and the Collateral Manager, without the consent of the Administrative Agent or any Lender, may amend any provision of this Agreement to reflect a change that is (1) of an inconsequential nature or (2) clarifying any ambiguity, defect or inconsistency in this Agreement in a manner that is not adverse to the Borrower, the Administrative Agent or any Lender. On and after the Warehouse Closing Date the Collateral Manager shall notify the Rating Agency of any amendment to this Agreement and shall notify the Administrative Agent of any amendment to this Agreement at least 10 Business Days prior to the execution thereof not required to be submitted to it for consent.

Section 21. Controlling Law

THIS AGREEMENT AND ALL MATTERS ARISING OUT OF OR RELATING IN ANY WAY WHATSOEVER (WHETHER IN CONTRACT, TORT OR OTHERWISE) TO THE FOREGOING SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK, INCLUDING NEW YORK GENERAL OBLIGATIONS LAW §§ 5-1401 AND 5-1402 BUT OTHERWISE WITHOUT REGARD TO THE PRINCIPLES THEREOF GOVERNING CONFLICTS OF LAW.

Section 22. Submission to Jurisdiction

(a) Each of the Collateral Manager and the Borrower irrevocably (i) submits to the nonexclusive jurisdiction of any federal or New York state or federal court sitting in the Borough of Manhattan in The City of New York in any action or proceeding arising out of or relating to the Loans, the Credit Agreement or this Agreement and (ii) waives any objection which it may have at any time to the laying of venue of any proceedings brought in any such court, waives any claim that such proceedings have been brought in an inconvenient forum and further waives the right to object, with respect to such proceedings, that such court does not have any jurisdiction over such party. Nothing in this Agreement precludes either party from bringing proceedings in any other jurisdiction, nor will the bringing of proceedings in any one or more jurisdictions preclude the bringing of proceedings in any other jurisdiction.

(b) The Collateral Manager and the Borrower irrevocably and unconditionally agree that service of any and all process in any such action or proceeding may be effected by the mailing or delivery of copies of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at its address set forth in Section 18 hereof or at such other address as may be permitted thereunder, and that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction or court.

Section 23. Waiver of Jury Trial

EACH OF THE BORROWER AND THE COLLATERAL MANAGER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF THE PARTIES HERETO. EACH OF THE BORROWER AND THE COLLATERAL MANAGER ACKNOWLEDGES AND AGREES THAT IT HAS RECEIVED FULL AND SUFFICIENT CONSIDERATION FOR THIS PROVISION AND THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR SUCH PARTIES ENTERING INTO THIS AGREEMENT.

Section 24. Conflict with the Credit Agreement

On and after the Warehouse Closing Date, except as set forth in Section 2(d), in the event that this Agreement requires any action to be taken with respect to any matter and the Credit Agreement requires that a different action be taken with respect to such matter, and such actions are mutually exclusive, the provisions of the Credit Agreement in respect thereof shall control. In respect of any other conflict between the terms of this Agreement and the Credit Agreement on and after the Warehouse Closing Date, the terms of the Credit Agreement shall control.

Section 25. Consent to Assignment

The Collateral Manager agrees that the payment of all amounts to which it is entitled pursuant to this Agreement shall be subordinated to the extent set forth in, and the Collateral Manager agrees to be bound by the provisions of, the Priority of Payments set forth in the Credit Agreement as if the Collateral Manager were a party to the Credit Agreement.

The Collateral Manager hereby (i) consents to the assignment of the Borrower’s rights, title and interest in this Agreement to the Collateral Agent as provided in the Granting Clause and Section 13.1 of the Credit Agreement and agrees to perform any provisions of the Credit Agreement applicable to the Collateral Manager subject to the terms of this Agreement on the Warehouse Closing Date, (ii) acknowledges that the Borrower will assign all of its right, title and interest in, to and under this Agreement to the Collateral Agent for the benefit of the Secured Parties on the Warehouse Closing Date and (iii) agrees that all of the representations, covenants and agreements made by the Collateral Manager under this Agreement will also be for the benefit of the Collateral Agent on behalf of the Secured Parties and the Administrative Agent on behalf of the Lenders on the Warehouse Closing Date.

Section 26. Indulgences Not Waivers

Neither the failure nor any delay on the part of any party hereto to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

Section 27. Third Party Beneficiaries

The parties hereto agree that on and after the Warehouse Closing Date the Collateral Agent, on behalf of the Secured Parties, the Administrative Agent and the Lenders (to the extent that they are expressly provided rights under this Agreement) shall be express third party beneficiaries of this Agreement, entitled to the benefits hereof and to enforce the provisions hereof to the same extent as if each of them were a party hereto.

Section 28. Titles Not to Affect Interpretation

The titles of paragraphs and subparagraphs contained in this Agreement are for convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation hereof.

Section 29. Execution in Counterparts

This Agreement may be executed in any number of counterparts by electronic or other written form of communication, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

Section 30. Provisions Separable

The provisions of this Agreement are independent of and separable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

Section 31. Acknowledgement

The Collateral Manager hereby agrees and consents to, and acknowledges and agrees to be bound by, the provisions set forth in Section 12.20 of the Credit Agreement on and after the Warehouse Closing Date.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

ABPCIC FUNDING IV LLC,
as Borrower

By: AB Private Credit Investors Corporation, its designated manager

By:	/s/ Christopher Terry
Name:	Christopher Terry
Title:	Vice President

[Signature Page to Collateral Management Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

AB PRIVATE CREDIT INVESTORS LLC,
as Collateral Manager

By:	/s/ Christopher Terry
Name:	Christopher Terry
Title:	Assistant Treasurer and Director

[Signature Page to Collateral Management Agreement]